Exhibit 3.5

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “NXP FUNDING LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE ELEVENTH DAY OF SEPTEMBER, A.D. 2006, AT 11:29 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “NXP FUNDING LLC”.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4217382 8100H	[SEAL]
060866247		AUTHENTICATION: 5054246 DATE: 09-20-06

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is NXP Funding LLC
•

Second: The address of its registered office in the State of Delaware is  2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808. The name of its Registered agent at such address is Corporation Service Company

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is N?A.”)
•	Fourth: (Insert any other matters the members determine to include herein.) N?A

In Witness Whereof, the undersigned have executed this Certificate of Formation this 11th day of September, 2006.

By:	/s/ Warren T. Oates
Authorized Person(s)

Name:	Warren T. Oates, Jr.
Typed or Printed

State of Delaware

Secretary of State

Division of Corporation

Delivered 11:27 AM 09/11/2006

FILED 11:29 AM 09/11/2006

SRV 060836228 - 4217382